EXHIBIT 99.1

Fifth Street Finance Corp. Responds to Shareholder Letter

GREENWICH, CT, Nov. 17, 2015 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") today issued the following statement in response to a November 16th Schedule 13D and press release from Chicago investment firm RiverNorth Capital Management ("RiverNorth"), which called for certain changes at FSC.

FSC believes that the RiverNorth press release was inflammatory and misleading. Since its founding 17 years ago, Fifth Street has created a long-term track record as a middle market credit-focused asset manager with strong underwriting and portfolio management expertise. We agree with RiverNorth's assertion that we have built a solid portfolio that has been undervalued by the market. RiverNorth has only recently begun acquiring shares of FSC with most of their shares purchased while FSC was trading at a discount in the last six weeks. Additionally, we are disappointed that RiverNorth disregarded FSC's invitation for a meeting and launched its initiative without making a good-faith effort to learn the facts.

FSC looks forward to further describing its decisions to build value for investors and remains committed to engaging in a transparent dialogue with its shareholders.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's respective filings with the Securities and Exchange Commission (as applicable). The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Robyn Friedman, Senior Vice President,
         Head of Investor Relations
         (203) 681-3720
         ir@fifthstreetfinance.com

         Media Contact:
         Tom Becker
         Sitrick And Company
         (212) 573-6100
         Tom_Becker@sitrick.com